FORM 5

 (   )  Check this box if no longer                -OMB APPROVAL
        subject to Section 16.  Form 4             -OMB number: 3235-0362
        or Form 5 obligations may continue.        -Expires: December 31, 2001
        See Instruction 1(b).                      -Est. avg. burden hours
(  ) Form 3 Holdings reported                       per response....1.0
(  ) Form 4 transactions reported


     U.S. SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C.  20549
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the
       Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility
        Holding Company Act of 1935
     or Section 30(f) of the Investment
                            Company Act of 1940
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1.  Name and Address of Reporting Person
         Chiat                       Jay
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       (Last)                      (First)                    (Middle)
      c/o ScreamingMedia Inc., 601 West 26th St., 13th Floor
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                                  (Street)
         New York                    NY                          10001
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
        ScreamingMedia Inc.                 SCRM
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year
     December 31, 2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( X) Director
    (  ) 10% Owner
    (  ) Officer (give title below)
    (  ) Other (specify title below)


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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    ( X) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                           OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)
i.       common stock
ii.      common stock
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2.  Transaction Date (Month/Day/Year)
i.       6/12/01
ii.      7/12/01
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3.  Transaction Code (Instr. 8)
i.       A
ii.      G
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5), Price
i.       A - 5,000 - $3.18
ii.      D - 2,000
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5. Amount of Securities Beneficially Owned at End of Issuer's fiscal year (Instr. 3 and 4)
         20,500
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
         D
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
        OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)

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2.  Conversion or Exercise Price of Derivative Security

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3.  Transaction Date (Month/Day/Year)

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4.  Transaction Code (Instr. 8)

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

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8.  Price of Derivative Securities (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of year
    (Instr. 4)

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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:

         /s/ Jay Chiat                                     2/4/02
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   **  SIGNATURE OF REPORTING PERSON                     DATE

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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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